Exhibit 99.1

Asure Software Appoints Rhonda Parouty as Chief Operating Officer

Austin, Texas, January 8, 2019 – Asure Software (NASDAQ-CM: ASUR), a leading provider of Human Capital Management (HCM) and workspace management software, today announced the appointment of Rhonda Parouty to the role of Chief Operating Officer, effective January 7, 2019. With extensive management experience spanning nearly three decades, Parouty brings valuable leadership to Asure’s executive team during a period of rapid growth. As COO, Parouty will plan, direct, and oversee Asure’s operational policies, rules, initiatives, and goals. She will execute long-term and short-term directives by implementing judgement, vision, management, and leadership.

”As a global operations leader, Rhonda brings a record of success and expertise focused on creating and redefining capabilities for companies operating at the highest levels of business. She excels at translating complex strategies into clear objectives, leading large cross-functional initiatives that manage risk and protect P&L, and building a collaborative culture to drive technology and promote rapid growth,” commented Pat Goepel, CEO of Asure Software. “We’re thrilled to have a steady hand at the operational helm as we continue to grow our business and broaden our customer base.”

Prior to joining Asure Software, Rhonda was an advisor working with SaaS technology companies focused on disrupting industries with artificial intelligence. She assisted in building out operational strategy, building a channel from the ground up and also provided vision and guidance for a new go-to-market strategy in prep for expansion in North America. Previously, Parouty held executive roles within Hewlett Packard, Brandmuscle and Trivie. Focused on operational excellence, Parouty has led teams who enabled efficiencies leading to double digit growth. In another role, she was able to turn around a declining business within 12 months by spearheading new innovative offerings and driving measured performance.

“Asure Software has had tremendous growth over the past few years and it is positioned to lead the industry into its next phase of growth” said Rhonda Parouty, Chief Operating Officer of Asure. “I look forward to joining the Asure team on this exciting journey.”

“With Rhonda taking over the COO role, Joe Karbowski will focus on his continued role as Chief Technology Officer to bring cutting-edge products to market to delight our customers,” noted Pat Goepel, CEO of Asure Software. “Joe has done an outstanding job in his combined role over the past few years, but his passion lies with technology and he can now focus on innovating our products and take Asure’s award winning solutions to the next level.”

Asure Software is passionate about empowering every client’s workplace with innovative technology to make each workday easier. Asure Software’s suite of products including HCM software, AsureForce Time & Labor Management, and the AsureSpace SaaS platform for managing, monitoring and analyzing the Agile Workplace, create the full employee engagement solution.

About Asure Software

Asure Software, Inc., headquartered in Austin, Texas, offers intuitive and innovative solutions designed to help organizations of all sizes and complexities build companies of the future. Our cloud platforms enabled clients worldwide to better manage their people and space in a mobile, digital, multi-generational, and global workplace. Asure Software’s offerings include a fully-integrated HCM platform, flexible benefits and compliance administration, HR consulting, and time and labor management as well as a full suite of workspace management solutions for conference room scheduling, desk sharing programs, and real estate optimization. Visit us at www.asuresoftware.com.

Contact:

Stacy Zellner

Director of Marketing, Asure Software

Telephone: 888-323-8835 x 3111

E-mail: szellner@asuresoftware.com

Investor Relations Contact:

Carolyn Bass

Market Street Partners

Telephone: 415-445-3232

E-mail: cbass@marketstreetpartners.com